LITMAN GREGORY MASTERS HIGH INCOME ALTERNATIVES FUND

LITMAN GREGORY FUNDS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of the 4th day of September 2018 by and between LITMAN/GREGORY FUND ADVISORS, LLC (the “Advisor”) and GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC (the “Sub-Advisor”).

WITNESSETH:

WHEREAS, the Advisor has been retained as the investment adviser to the Litman Gregory Masters High Income Alternatives Fund (the “Fund”), a series of the Litman Gregory Funds Trust (the “Trust”), an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Advisor has been authorized by the Trust to retain one or more investment advisers (each an “investment manager”) to serve as portfolio managers for a specified portion of the Fund’s assets (the “Allocated Portion”); and

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and is engaged in the business of supplying investment advisory services as an independent contractor; and

WHEREAS, the Fund and the Advisor desire to retain the Sub-Advisor as an investment manager to render portfolio advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Sub-Advisor desires to furnish said advice and services; and

WHEREAS, the Trust and the Fund are third party beneficiaries of such arrangements;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, which shall include the Trust on behalf of the Fund for purposes of the indemnification provisions of section 11 hereof, intending to be legally bound hereby, mutually agree as follows:

1. Appointment of Sub-Advisor.

(a) The Advisor hereby employs the Sub-Advisor, and the Sub-Advisor hereby accepts such employment, to render investment advice and related services with respect to the Allocated Portion of the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Advisor and the Trust’s Board of Trustees and in accordance with the investment guidelines attached hereto as “Exhibit E” (the “Investment Guidelines”).

(b) The Sub-Advisor’s employment shall be solely with respect to an Allocated Portion of the Fund’s assets, such Allocated Portion to be specified by the Advisor and subject to periodic increases or decreases at the Advisor’s sole discretion. The Advisor shall endeavor to provide the Sub-Advisor prior notice of such increase or decrease. If such increase or decrease causes the Allocated Portion to breach any of the Investment Guidelines policies or restrictions applicable to the Allocated Portion, the Advisor shall waive compliance with the Investment Guidelines until the Sub-Advisor has had a reasonable period of time to bring the Allocated Portion back into compliance, provided that no further purchase of an investment by the Sub-Advisor would be permitted if that purchase would worsen that non-compliance.

(c) Nature of Fund. The Sub-Advisor and the Advisor both acknowledge that the Fund is a mutual fund that operates as a series of an open-end series investment company under the plenary authority of the Trust’s Board of Trustees. In managing the Allocated Portion, the Sub-Advisor shall do so subject always to the plenary authority of the Board of Trustees.

2. Duties of Sub-Advisor.

(a) General Duties. The Sub-Advisor shall act as one of several investment managers to the Fund and shall invest the Sub-Advisor’s Allocated Portion of the assets of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s and the Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and By-Laws; the Fund’s prospectus, statement of additional information and undertakings; and such other limitations, policies and procedures as the Advisor or the Trustees of the Trust may impose from time to time in writing to the Sub-Advisor. In providing such services, the Sub-Advisor shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code, and other applicable law, although the Advisor represents that that foregoing governing documents comply with such laws. Advisor shall provide to the Sub-Advisor such information with respect to the Fund such that the Sub-Advisor will be able to maintain compliance with applicable regulations, laws, policies, and restrictions with respect to the Sub-Advisor’s Allocated Portion. To the extent such governing documents are amended, the Advisor will provide such amendments to the Sub-Advisor in advance, if practical, or promptly.

Without limiting the generality of the foregoing, the Sub-Advisor shall: (i) furnish the Fund with advice and recommendations with respect to the investment of the Sub-Advisor’s Allocated Portion of the Fund’s assets; (ii) effect the purchase and sale of portfolio securities for the Sub-Advisor’s Allocated Portion; (iii) determine that portion of the Sub-Advisor’s Allocated Portion that will remain uninvested, if any; (iv) manage and oversee the investments of the Sub-Advisor’s Allocated Portion, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (v) vote proxies, file required ownership reports, and take other actions with respect to the securities in the Sub-Advisor’s Allocated Portion, including but not limited to exercising, on behalf of the

Fund, rights and remedies associated with investments, including rights to petition to place an obligor or issuer in bankruptcy proceedings, voting to accelerate the maturity of an investment and waiving any default, including a payment default, with respect to an investment, responding to any offer or corporate actions in respect of investments as noticed to the Sub-Advisor by tendering the affected investments, declining the offer or taking such other actions as the Sub-Advisor may, in its sole discretion, deem necessary, appropriate or advisable; (vi) maintain the books and records required to be maintained with respect to the securities in the Sub-Advisor’s Allocated Portion; (vii) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’s assets which the Advisor, the Trustees, or the officers of the Trust may reasonably request; (viii) negotiate and enter into, on behalf of the Fund, documentation providing for the acquisition and disposition of investments (including but not limited to, derivative transactions, repurchase agreements, futures and options agreements, swap execution facility agreements, brokerage agreements, clearing agreements, account documentation) and all amendments and modifications thereto, and any other contracts, agreements and other undertakings relating thereto, and to do such other acts, as the Sub-Advisor may deem necessary, appropriate or advisable for, or as may be incidental to, the provision of services or fulfillment of its obligations under this Agreement; (ix) engage independent agents, brokers, administrators, attorneys, accountants and consultants as the Sub-Advisor may deem necessary, appropriate or advisable in the administration of its duties under this Agreement (including engaging attorneys and other professionals in connection with any investment or otherwise exercising or preserving any rights of the Fund with respect to any investment) and to pay on behalf of the Fund all fees, costs and expenses incurred thereby (including commissions, banking, brokerage, registration and private placement fees, and transfer, capital and other taxes, duties and costs incurred in connection with the investment activities contemplated hereby), in each case, subject to reimbursement by the Fund; and (x) render to the Trust’s Board of Trustees such periodic and special reports with respect to the Sub-Advisor’s Allocated Portion as the Board may reasonably request.

(b) Brokerage. With respect to the Sub-Advisor’s Allocated Portion, the Sub-Advisor shall be responsible for broker-dealer selection and for negotiation of brokerage commission rates. The Sub-Advisor may direct orders to an affiliated person of the Sub-Advisor or to any other broker-dealer who has been identified by the Advisor to the Sub-Advisor as an affiliate of any other investment manager without prior authorization to use such affiliated broker or dealer by the Trust’s Board of Trustees, provided that the Sub-Advisor does so in a manner consistent with Sections 17(a) and 17(e) of the Investment Company Act, Rule 17e-1 thereunder and the Rule 17e-l procedures adopted by the Trust (a copy of which shall be provided by the Advisor). The Sub-Advisor shall seek to obtain best execution for all transactions in accordance with the Sub-Advisor’s then applicable brokerage policies. In selecting a broker-dealer to execute each particular transaction, the Sub-Advisor may take the following into consideration or other factors as deemed applicable by the Sub-Advisor: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified in the Sub-Advisor’s discretion by other aspects of the portfolio execution services offered.

Subject to such policies as the Advisor and the Board of Trustees of the Trust may determine, the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Advisor’s or the Advisor’s overall responsibilities with respect to the Fund. The Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, any affiliate of either, or the Sub-Advisor.

On occasions when the Sub-Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Advisor, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold consistent with the Sub-Advisor’s best execution policy. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

The Trust, on behalf of the Fund, grants to the Sub-Advisor the full power and authority to open, maintain, and close, in the name of the Trust and the Fund, securities or other investment accounts with any brokerage or other trading firm designated by the Sub-Advisor in its discretion and to enter into related trading and investment arrangements for purposes of providing investment advisory services hereunder. The Trust and the Advisor acknowledge that the Sub-Advisor has the power and authority to do and perform every act necessary or appropriate to be done in the exercise of the foregoing powers as fully as the Trust and the Fund, as applicable, might or could do on its own behalf.

(c) Proxy Voting. The Advisor hereby delegates to the Sub-Advisor, the Advisor’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Allocated Portion. The Sub-Advisor’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC. The Sub-Advisor shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Advisor’s voting procedures, of the Sub-Advisor’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Advisor shall supply updates of this record to the Advisor or any authorized representative of the Advisor, or to the Fund on a quarterly basis (or more frequently, if required by law). The Sub-Advisor shall provide the Advisor and the Fund, upon the Advisor’s or Fund’s reasonable request, with information regarding the policies and procedures that the Sub-Advisor uses to determine how to vote proxies relating to the Allocated Portion. The Fund may request that the Sub-Advisor vote proxies for the Allocated Portion in accordance with the Fund’s proxy voting policies (which will also comply with applicable laws and regulations and will be delivered in advance to the Sub-Advisor). The Advisor and the Fund hereby make, constitute and appoint the Sub-Advisor, with full power of substitution (any person in favor of which such power of substitution shall be exercised being referred to as a “Subattorney”), as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead (a) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents and (b) to (i) vote in its discretion any investments, (ii) execute proxies, waivers, consents and other instruments with respect to such investments, (iii) endorse, transfer or deliver such investments in connection with its investment management and trading on behalf of the Fund, and (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such investments. This grant of power of attorney is coupled with an interest and, to the extent permitted by applicable law, irrevocable, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Fund; provided, however, that this grant of power of attorney shall expire, and the Sub-Advisor and any Subattorney shall cease to have any power to act as the Fund’s and Advisor’s agent or attorney-in-fact, upon termination of this Agreement. The Fund and Advisor shall execute and deliver to the Sub-Advisor all such other powers of attorney, proxies, dividend and other orders, and all such instruments, as the Sub-Advisor may request for the purpose of enabling the Sub-Advisor to exercise the rights and power which it is entitled to exercise pursuant to this Agreement. Each of the Sub-Advisor, Fund, Advisor and Trust shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement. The Fund and Advisor acknowledge and agree the Sub-Advisor shall not be deemed to provide any legal or tax advice to the Fund or Advisor on any laws or regulations in connection with the assets in the Allocated Portion. The Fund and Advisor acknowledge and agree that it will seek its own legal and tax counsel in connection with any laws or regulations that apply to assets in the Allocation Portion. In order for the Sub-Advisor to exercise its powers hereunder, the Fund and Advisor shall execute any documents, as soon as practicable, and provide any documents or information that the Sub-Advisor reasonably requests and, if the Fund or Advisor is unable to execute or provide said documents or information, the Fund and Advisor shall notify the Sub-Advisor immediately. The Sub-Advisor or its affiliates may be required to disclose or provide such information to third parties in connection with the rights and discretion granted to the Sub-Advisor pursuant this Agreement.

(d) Books and Records. In compliance with the requirements of Rule 3la-3 under the Investment Company Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund’s request. The Sub-Advisor fuiiher agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act the records required to be maintained by Rule 31a-1 under the Investment Company Act with respect to the Fund and to preserve the records required by Rule 204-2 under the Advisers Act with respect to the Fund for the period specified in the Rule.

(e) Custody. Title to all investments shall be made in the name of the Fund, provided that for convenience in buying, selling, and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Fund’s custodian bank, or its nominee sub-custodian or as otherwise provided in the Fund’s custody agreement. The Fund shall notify the Sub-Advisor of the identity of its custodian bank and shall give the Sub-Advisor fifteen (15) days’ written notice of any changes in such custody arrangements. Neither the Sub-Advisor, nor any parent, subsidiary or related film, shall take possession of or handle any cash or securities, mortgages or deeds of trust, or other indicia of ownership of the Fund’s investments, or otherwise act as custodian of such investments. All cash and the indicia of ownership of all other investments shall be held by the Fund’s custodian bank. The Fund shall instruct its custodian bank to (a) can-y out all investment instructions as may be directed by the Sub-Advisor with respect thereto (which may be orally given if confirmed in writing); and (b) provide the Sub-Advisor with all operational information necessary for the Sub-Advisor to trade on behalf of the Fund. Upon giving instructions to the custodian, the Sub-Advisor shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the custodian.

For the avoidance of doubt, under no circumstances shall the Sub-Advisor, unless otherwise agreed to in writing by the Fund, Advisor and under no circumstances shall the Manager, unless otherwise agreed to in writing by the Company and the Manager, have or maintain, within the meaning of Rule 206(4)-2 of the Investment Advisers Act, custody and/or physical control of the cash and securities in the Allocated Portion, and the Fund and Advisor agree and confirm that the custodial agreement concerning the Allocated Portion does not provide otherwise. The Sub-Advisor shall not be deemed to have or maintain custody and/or physical control of cash and securities in the Allocated Portion by virtue of the Sub-Advisor’s authority to direct the custodian to make payments and deliveries of cash and/or securities in the Allocated Portion or accept payments and deliveries of cash and securities of third parties for the Fund in connection with investments and transactions effected by the Sub-Advisor for the Fund. Such payments and deliveries may include transfers and/or deliveries of cash and securities in the Allocated Portion as well as receipt of third party cash and/or securities as collateral or security in connection with investments or transactions effected by the Sub-Advisor for the Fund and deemed necessary, appropriate or advisable by the Sub-Advisor in its sole discretion.

(f) (1) Consulting with Certain Affiliated Sub-Advisors. With respect to any transaction the Fund enters into with an affiliated sub-advisor (or an affiliated person of such sub-advisor) in reliance on Rule 1Of-3, Rule 17a-10 or Rule 12d3-1 under the Investment Company Act, the Sub-Advisor agrees that it will not consult with the affiliated sub-advisor concerning such transaction, except to the extent necessary to comply with the percentage limits of paragraphs (a) and (b) of Rule 12d3-l.

(2) Transactions Among Sub-Advisors of the Fund. In any case in which there are two or more sub-advisors responsible for providing investment advice to the Fund, the Sub-Advisor may enter into a transaction on behalf of the Fund with another sub-advisor of the Fund (or an affiliated person of such sub-advisor) in reliance on Rule 1Of-3, Rule 17a-10 or Rule l 2d3- l under the Investment Company Act, only if (i) the Sub-Advisor will not knowingly consult with any persons previously identified to the Sub-Advisor by the Advisor as another sub-advisor to the Fund concerning transactions for the Fund in securities or other assets, (ii) the Sub-Advisor, under the terms of this Agreement, is responsible for providing investment advice with respect to its Allocated Portion, and (iii) the other sub-advisor is responsible for providing investment advice with respect to a separate portion of the portfolio of the Fund.

3. Representations.

The Sub-Advisor represents as follows:

(a) Sub-Advisor shall use its reasonable best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

(b) Sub-Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(c) Sub-Advisor shall conduct its operations at all times in conformance with the Investment Advisers Act, the Investment Company Act and any other applicable state and/or self-regulatory organization regulations.

(d) Sub-Advisor shall be covered by errors and omissions insurance. The company self-retention or deductible shall not exceed reasonable and customary standards, and Sub-Advisor agrees to notify Advisor in the event the aggregate coverage of such insurance in any annual period is reduced below $10,000,000.

(e) The Sub-Advisor represents and warrants to the Advisor and the Fund that (i) the retention of the Sub-Advisor as contemplated by this Agreement is authorized by the Sub-Advisor’s governing documents; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Advisor or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Sub-Advisor and when executed and delivered by the Sub-Advisor will be the legal, valid and binding obligation of the Sub-Advisor, enforceable against the Sub-Advisor in accordance with its terms hereof, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Fund, Trust and Advisor agree to the acknowledgements and representations contained in Exhibit A.

4. Independent Contractor. The Sub-Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust, the Fund, or the Advisor in any way, or in any way be deemed an agent for the Trust, the Fund, or the Advisor. It is expressly understood and agreed that the services to be rendered by the Sub-Advisor to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be adversely impaired thereby.

5. Sub-Advisor’s Personnel. The Sub-Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Sub-Advisor shall be deemed to include persons employed or retained by the Sub-Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice, and assistance as the Sub-Advisor, the Advisor or the Trust’s Board of Trustees may desire and reasonably request.

6. Expenses.

(a) The Sub-Advisor shall be responsible for (i) providing the personnel, office space, and equipment reasonably necessary to fulfill its obligations under this Agreement. For the avoidance of doubt, the Fund will pay fees and expenses, including transaction, brokerage, clearing and legal fees in connection with the purchase and sale of portfolio securities for the Allocated Portion of the assets of the Fund.

(b) In the event this Agreement is terminated by an assignment in the nature of a change of control as contemplated by Section l 4(b) hereof, and the parties agree to enter into a new agreement, the Sub-Advisor shall be responsible for (i) the costs of any special notifications to the Fund’s shareholders solely relating to such matter and any special meetings of the Trust’s Board of Trustees convened, or (ii) its fair share of the costs of any special meetings required primary for the benefit of the Sub-Advisor.

(c) The Sub-Advisor may voluntarily, in its sole discretion, absorb certain Fund expenses or waive some or all of the Sub-Advisor’s own fee.

(d) To the extent the Sub-Advisor incurs any costs by assuming expenses which are an obligation of the Advisor or the Fund, the Advisor or the Fund shall promptly reimburse the Sub-Advisor for such costs and expenses. To the extent the Sub-Advisor performs services or incur expenses for which the Fund or the Advisor is obligated to pay, the Sub-Advisor shall be entitled to prompt reimbursement in such amount as shall be negotiated between the Sub-Advisor and the Advisor but shall, under no circumstances, exceed the Sub-Advisor’s actual costs.

7. Investment Sub-Advisory Fee.

(a) The Advisor shall pay to the Sub-Advisor, and the Sub-Advisor agrees to accept, as full compensation for all investment advisory services furnished or provided to the Fund pursuant to this Agreement, an annual sub-advisory fee (the “Sub-Advisory Fee”) based on the Sub-Advisor’s Allocated Portion, as such Allocated Portion may be adjusted from time to time. Such fee shall be paid at the annual rate specified in Exhibit D.

(b) The sub-advisory fee shall be paid by the Advisor to Sub-Advisor monthly in arrears on the tenth business day of each month. The Advisor shall be responsible for striking the net asset values and calculating the Sub-Advisory Fee. The Advisor shall send the Sub-Advisor a statement and backup within a reasonable time period following each month-end.

(c) The initial fee under this Agreement shall be payable on the tenth business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Sub-Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d) The fee payable to the Sub-Advisor under this Agreement will be reduced to the extent of any receivable, in such amount as shall be negotiated between the Sub-Advisor and the Advisor, owed by the Sub-Advisor to the Advisor or the Fund.

(e) The Sub-Advisor voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Advisor of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Sub-Advisor hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

(f) The Sub-Advisor may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Sub-Advisor hereunder.

8. No Shorting; No Borrowing. The Sub-Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Funds assets in connection with any borrowing not directly for the Fund’s benefit.

9. Conflicts with Trust’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund. In this connection, the Sub-Advisor acknowledges that the Advisor and the Trust’s Board of Trustees retain ultimate plenary authority over the Fund, including the Allocated Portion, and may take any and all actions necessary and reasonable to protect the interests of shareholders.

10. Reports and Access. The Sub-Advisor agrees to supply the reports contained in Exhibit C to the Advisor and to permit such compliance inspections by the Advisor or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trustees.

11. Standard of Care, Liability and Indemnification.

(a) The Sub-Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements furnished by the Sub-Advisor for use by the Advisor in the Fund’s offering materials (including the prospectus, the statement of additional information, advertising and sales materials) that pertain to the Sub-Advisor and the investment of the Sub-Advisor’s Allocated Portion of the Fund. The Sub-Advisor shall have no responsibility or liability with respect to other disclosures. The Sub-Advisor also shall have no liability for acts or omissions by other sub-advisors to the Fund or acts or omission of the Sub-Advisor based on the failure of the Adviser to provide timely information or materials hereunder to the Sub-Advisor.

(b) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the paii of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Trust, or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(c) Except as otherwise provided in this Agreement, including without limitation paragraph (b) above, the Advisor, the Fund and the Trust on behalf of the Fund shall indemnify and hold harmless the Sub-Advisor, its affiliates and its and their shareholders, directors, officers, and employees (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) (“Losses”) arising out of this Agreement, provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of a judicial determination of the Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.

(d) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Advisor or the Sub-Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12. Non-Exclusivity; Trading for Sub-Advisor’s Own Account; Code of Ethics. The Advisor’s employment of the Sub-Advisor is not an exclusive management. The Advisor anticipates that it will employ other individuals or entities to furnish it with the services provided for herein. Likewise, the Sub-Advisor may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling, or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Sub-Advisor expressly represents that it will undertake no activities which will adversely affect its ability to perform its obligations to the Fund under this Agreement; and provided further that the Sub-Advisor will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act, a copy of which has been provided to the Board of Trustees of the Trust.

The Sub-Advisor will make such reports to the Advisor and the Fund as are required by Rule 17j-1 and Rule 38a-1 under the Investment Company Act. The Sub-Advisor agrees to provide the Advisor and the Fund with any information reasonably required to satisfy the compliance program, code of ethics reporting or disclosure requirements of the Sarbanes-Oxley Act and any applicable rules or regulations promulgated by the SEC as of the date of this agreement. To the extent the Sub-Advisor adopts or has adopted a separate code of ethics or amends or has amended its code of ethics to comply with such rules or regulations, the Sub-Advisor shall provide the Advisor with a copy of such code of ethics and any amendments thereto.

13. Term.

(a) This Agreement shall become effective upon approval by the Board of Trustees of the Trust and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval, and (iii) the Advisor. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

(b) The Fund and its distributor may use the Sub-Advisor’s trade name or any name derived from the Sub-Advisor’s trade name only in a manner consistent with the nature of this Agreement for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with Sub-Advisor.

14. Termination; No Assignment.

(a) This Agreement may be terminated at any time without payment of any penalty, by: the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Sub-Advisor and the Advisor. This Agreement also may be terminated at any time, without the payment of any penalty, by the Advisor or the Sub-Advisor upon sixty (60) days’ written notice to the Trust and the other party. In the event of a termination, Sub-Advisor shall cooperate in the orderly liquidation or transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by Sub-Advisor on behalf of the Fund.

(b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

16. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act and any rules and regulations promulgated thereunder.

18. Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Advisor (on behalf of itself and the Fund) and the Trust (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Advisor or the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Advisor and the Fund and communicated in writing to the Sub-Advisor. Such written approval shall not be unreasonably withheld by the Advisor or the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

19. Anti-Money Laundering Compliance.

The Fund and Sub-Advisor are aware of and have policies and procedures reasonably designed to comply with anti-money laundering laws including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, as amended, and any other applicable anti-money laundering laws and regulations including “Know Your Customer” regulations. Both further have policies and procedures reasonably designed to ensure compliance with sanctions laws imposed by the US, EU, UN and locally applicable sanctions regimes. Each also represents and warrants that it will not conduct transactions with persons domiciled in or doing business with Iran, Cuba, the Crimea region, Sudan, North Korea or Syria (“Sanctioned Country”). The Fund acknowledges that it is designated with the responsibility of verifying information on shareholders’ account applications to ensure compliance with the USA PATRIOT Act of 2001, as amended, as part of the Fund’s Anti-Money Laundering Compliance Program and will ensure that the Fund’s anti-money laundering procedures have been completed satisfactorily. The Fund further acknowledges that it is required by applicable anti-money laundering legislation and regulation to maintain adequate Customer Identification Procedures as the Fund is being sold to its clients. The Fund further acknowledges that redemptions will not be processed on non-cleared/verified accounts.

The Fund further acknowledges that the Fund or the transfer agent engaged by the Fund, will implement procedures that relate, where applicable to: (a) verifying the identity and address of each of the investors and, where applicable, the beneficial owners of each investor in the Fund, (b) in the event that an investor is an entity, use all reasonable efforts, where necessary, to obtain statutory documents, a list of directors and executive officers, and evidence that the persons executing any documents on behalf of the investor are properly authorized; (c) confirm that investors are not domiciled in sanctioned countries (the Crimea region (formerly Ukraine), Cuba, North Korea, Iran, Sudan or Syria), or parties designated as restricted or blocked persons by the United States, European Union, United Nations or any applicable sanctions regime (“Sanctions Laws”); (d) Confirm that all reasonable efforts to conduct appropriate Know Your Customer due diligence on any investors, and to ascertain whether any of the investors, and where necessary, persons controlling or controlled by the investors, persons having a beneficial interest in the investors, or persons for whom an investor is acting as nominee is a senior foreign political figure, or an immediate family member or close associate of a senior political figure (“a Politically Exposed Person”). The Fund will also confirm that enhanced due diligence is performed on all PEPs and any shareholder where it considers there is heightened risk of money laundering or terrorist financing; (e) In cases where agents/intermediaries/brokers/distributors act on behalf of shareholders and the Fund does not verify the identity of the shareholders, it will obtain a written agreement or assurance from the relevant agents/intermediaries/brokers concerned that all applicable anti-money laundering verification requirements as set forth above, have been fulfilled by the agents/intermediaries/brokers in question, and further to obtain from them an understanding to retain for the required period, all customer due diligence documentation obtained by them and further, to furnish the Sub-Advisor with copies of any documentation as soon as reasonably practicable upon request by us. (f) Confirm that the documents used to identify investors, referred to above, and any additional documentary evidence relating to anti-money laundering compliance relating to the Fund’s investors, will be made available to the Sub-Advisor to the extent permissible by law. In the event that local laws prevent the supply of such documents, such information will only be released on the request of a competent authority; (g) designate an Anti-Money Laundering Compliance Officer responsible for coordinating and monitoring day-to-day compliance with applicable laws, rules and regulations; (h) Ensure training of appropriate personnel with regard to anti-money laundering and anti-terrorist financing issues and their responsibilities for compliance; and (i) Conduct independent testing to ensure that the programs required by the Anti-Money Laundering Policy and applicable laws, rules and regulations have been implemented and continue to be appropriately maintained.

20. Certifications; Disclosure Controls and Procedures. The Sub-Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act, and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and has adopted disclosure controls and procedures. To the extent reasonably requested by the Advisor, the Sub-Advisor agrees to use its best efforts to assist the Advisor and the Fund in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures. The Sub-Advisor agrees to inform the Fund of any material development related to the Allocated Portion that the Sub-Advisor reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

21. Provision of Certain Information by the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor in writing of the occurrence of any of the following events:

(a) the Sub-Advisor fails to be registered as investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as investment adviser in order to perform its obligations under this Agreement;

(b) the Sub-Advisor is served or otherwise receives notice of any material action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Advisor or the Fund that, in the Sub-Advisor’s reasonable opinion, would have a material adverse impact on the Sub-Advisor’s ability to perform its obligations under this Agreement;

(c) the Sub-Advisor suffers financial impairment which materially interferes with its ability to manage the Allocated Portion or otherwise fulfill its duties under this Agreement;

(d) the Sub-Advisor, its principal officers or its controlling stockholders are the subject of a government investigation or inquiry, administrative proceeding or any other type of legal action which, under the Investment Company Act, would make it ineligible to serve as an investment adviser to an investment company;

(e) a change in control of the Sub-Advisor as defined in the Investment Advisors Act.

22. Confidentiality. The parties to this Agreement shall not, directly or indirectly, permit their respective affiliates, directors, trustees, officers, members, employees, or agents to, in any form or by any means, use, disclose, or furnish to any person or entity, records or information concerning the business of any of the other parties except as necessary for the performance of duties under this Agreement or as required by law, without prior written notice to and approval of the relevant other parties, which approval shall not be unreasonably withheld by such other parties.

23. Consent to Electronic Delivery. The Fund, Advisor and Trust each hereby agrees and provides its informed written consent to the Electronic Communication (as defined below) of Account Information (as defined below) by the Sub-Advisor, the custodian, the administrator and/or any other relevant service provider to the Allocated Portion. “Account Information” means any and all notices (including privacy notices), consents or other communications under, in respect of or in connection with this Agreement (including any reports, regulatory communications and other information, including documents required to be delivered pursuant to the Investment Advisers Act (e.g., the Sub-Advisor’s Brochure)). “Electronic Communication” means e-mail delivery, making Account Information available electronically to the Fund, Advisor and Trust on the Sub-Advisor’s Internet site, if applicable, and/or through any other electronic means, including through a virtual data room. The Manager, in its sole discretion, may elect which method of delivery it uses with respect to any and all Electronic Communications. It is the Fund’s, Advisor’s and Trust’s affirmative obligation to notify the Sub-Advisor in writing if their e-mail address provided to the

Sub-Advisor changes. The Fund, Advisor or Trust may revoke or restrict its consent to Electronic Communication of Account Information upon the delivery of thirty (30) days’ prior written notice to the Sub-Advisor of the either the Fund’s, Trust’s or Advisor’s intention to do so. The Sub-Advisor, the custodian, the administrator and any other relevant service providers, as applicable, to the Allocated Portion will not be liable for any interception of Electronic Communications of Account Information. The Advisor, Fund and Trust each agrees that all Electronic Communications will be deemed to have been effectively delivered when sent or posted by the Sub-Advisor, regardless of whether they actually or timely receives or accesses such Electronic Communications.

24. Notices. Except as described above, all notices, consents, approvals, requests, demands and other communications required or permitted to be given or delivered hereunder (each, a “Notice”) shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed to have been given when delivered personally against receipt, upon receipt of a transmittal confirmation if sent by telecopy or like transmission, and on the next Business Day when sent by overnight courier or similar service to the following addresses:

if to the Fund:

Litman Gregory Masters High Income Alternatives Fund

c/o Litman Gregory Fund Advisors, LLC

1676 N. California Blvd, Suite 500

Walnut Creek, CA 94596

if to the Advisor:

c/o Litman Gregory Fund Advisors, LLC

1676 N. California Blvd, Suite 500

Walnut Creek, CA 94596

if to the Trust:

c/o Litman Gregory Fund Advisors, LLC

1676 N. California Blvd, Suite 500

Walnut Creek, CA 94596

If to the Manager:

Guggenheim Partners Investment Management, LLC

See attached Exhibit B

With a copy to:

Guggenheim Paliners Investment Management, LLC

330 Madison Avenue

New York, New York 10017, USA

Attention: Legal Team

Each pruty may change the address for Notices by delivering or mailing as aforesaid, a notice stating the change and setting forth the changed address.

25. Counterparts. This Agreement may be executed in counterparts and by the different patties hereto on separate counterparts, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATION IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

LITMAN/GREGORY FUND ADVISORS, LLC	Guggenheim Partners Investment Management, LLC

By:	/s/ John M. Coughlan	By:	/s/ Kevin M. Robison

Name:	John M. Coughlan	Name:	Kevin M. Robison
Title:	Chief Operating Officer	Title:	Attorney-in-Fact

As a Third Party Beneficiary,

LITMAN GREGORY FUNDS TRUST

on behalf of

LITMAN GREGORY MASTERS HIGH INCOME ALTERNATNES FUND

By:	/s/ Jeremy DeGroot
Name:	Jeremy DeGroot
Title:	President